As filed with the Securities and Exchange Commission on October 6, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CALLWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0490995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

136 West Canon Perdido Street, Suite A

Santa Barbara, California 93101

(805) 690-4000

(Address, including zip code, of registrant’s principal executive offices)

1999 Stock Option Plan	2000 Stock Option Plan
2004 Stock Incentive Plan	2004 Employee Stock Purchase Plan

(Full title of the plans)

Copy to:

Michael E. Pfau, Esq.

Bruce W. McRoy, Esq.

Daalia Refaat, Esq.

Reicker, Pfau, Pyle McRoy & Herman LLP

1421 State Street, Suite B

Santa Barbara, California 93101

(805) 966-2440

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock ($0.0001 par value per share) issuable under the 1999 Stock Option Plan	852,526(2)	$10.40	$8,866,270.40	$1,123.36
Common Stock ($0.0001 par value per share) issuable under the 2000 Stock Option Plan	2,162,641(2)	$10.40	$22,491,466.40	$2,849.67
Common Stock ($0.0001 par value per share) issuable under the 2004 Stock Incentive Plan	1,700,000(3)	$10.40	$17,680,000.00	$2,240.06
Common Stock ($0.0001 par value per share) issuable under the 2004 Employee Stock Purchase Plan	120,000(3)	$10.40	$1,248,000	$158.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that becomes issuable under the 1999 Stock Option Plan, the 2000 Stock Option Plan, the 2004 Stock Incentive Plan or the 2004 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s Common Stock traded on the Nasdaq Stock Market as reported on the consolidated reporting system on September 30, 2004.

(3)	Represents shares issuable upon exercise of options that have not yet been granted as of the date of this Registration Statement under the 2004 Stock Incentive Plan or the 2004 Employee Stock Purchase Plan. Of these shares, the number of shares available for issuance under the 2004 Stock Incentive Plan is 1,700,000 and the number of shares available for issuance under the 2004 Employee Stock Purchase Plan is 120,000. These shares comprised a common pool of authorized shares that are available for grant under either or both of these plans.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference in this Registration Statement the following documents and information filed by CallWave, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

(a)	The Company’s Registration Statement on Form 8-A (No. 000-50958) as filed with the SEC on September 27, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and effective as of September 29, 2004.

(b)	All other filings made by us with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since September 29, 2004.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 (No. 333-115438) as filed with the SEC on May 13, 2004, as amended, and effective as of September 29, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain members of Reicker, Pfau, Pyle, McRoy & Herman LLP beneficially own 90,300 shares of the Company’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of the Registrant. In addition, the Registrant’s certificate of incorporation provides that its directors will not be personally liable for monetary damages to it for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. The Registrant has obtained liability insurance which will insure its directors and officers against certain losses and which will insure it against its obligations to indemnify its directors and officers.

In addition, the Registrant has entered into indemnification agreements with each of its directors and officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer. The Registrant also maintains directors and officers liability insurance.

At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving any of its directors, officers, employees or agents where indemnification would be required or permitted. The Registrant believes that these provisions in its certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1	Opinion of Reicker, Pfau, Pyle, McRoy & Herman LLP

4.1	1999 Stock Option Plan*

4.2	2000 Stock Option Plan*

4.3	First Amendment to 2000 Stock Option Plan*

4.4	Second Amendment to 2000 Stock Option Plan*

4.5	Third Amendment to 2000 Stock Option Plan*

4.6	2004 Stock Incentive Plan**

4.7	2004 Employee Stock Purchase Plan**

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reicker, Pfau, Pyle, McRoy & Herman LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (see page II-4 of this Registration Statement)

*	Incorporated by reference to the corresponding Exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-115438) as filed with the SEC on May 13, 2004.

**	Incorporated by reference to the corresponding Exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-115438) as filed with the SEC on September 13, 2004.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, CallWave, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Barbara, State of California, on the 6th day of October, 2004.

CallWave, Inc.

By:	/s/ David F. Hofstatter
David F. Hofstatter President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints David F. Hofstatter and Jason S. Spievak, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David F. Hofstatter David F. Hofstatter	President, Chief Executive Officer and Director (Principal Executive Officer)	October 6, 2004

/s/ Jason S. Spievak Jason S. Spievak	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 6, 2004

/s/ Peter V. Sperling Peter V. Sperling	Chairman and Director	October 6, 2004

/s/ David S. Trandal David S. Trandal	Director	October 6, 2004

/s/ Jeffery O. Henley Jeffrey O. Henley	Director	October 6, 2004

/s/ Jerry Murdock Jerry Murdock	Director	October 6, 2004

/s/ Michael S. Noling Michael S. Noling	Director	October 6, 2004

EXHIBIT INDEX

4.1	1999 Stock Option Plan*

4.2	2000 Stock Option Plan*

4.3	First Amendment to 2000 Stock Option Plan*

4.4	Second Amendment to 2000 Stock Option Plan*

4.5	Third Amendment to 2000 Stock Option Plan*

4.6	2004 Stock Incentive Plan**

4.7	2004 Employee Stock Purchase Plan**

5.1	Opinion of Reicker, Pfau, Pyle, McRoy & Herman LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reicker, Pfau, Pyle, McRoy & Herman LLP (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (see page II-4 of this Registration Statement)

*	Incorporated by reference to the corresponding Exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-115438) as filed with the SEC on May 13, 2004.

**	Incorporated by reference to the corresponding Exhibits filed with the Company’s Registration Statement on Form S-1 (No. 333-115438) as filed with the SEC on September 13, 2004.